Exhibit 99.1
BRANDYWINE REALTY TRUST
AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN
(As amended effective June 2, 2010)
SECTION 1. Purpose; Definitions. The purpose of the Brandywine Realty Trust 1997 Long-Term Incentive Plan (the “Plan”) is to offer to certain employees and trustees of Brandywine Realty Trust (the “Company”), organized as a Maryland real estate investment trust, and its subsidiaries, equity interests in the Company, options to acquire equity interests in the Company, and other performance-based incentive awards, thereby attracting, retaining and motivating such persons, and strengthening the mutuality of interests between such persons and the Company’s shareholders. The Plan was originally adopted effective May 12, 1997 and has previously been amended with shareholder approval effective May 15, 1998, May 2, 2005 and May 9, 2007.
For purposes of the Plan, the following initially capitalized words and phrases shall be defined as set forth below, unless the context clearly requires a different meaning:
a. “Affiliate” means, with respect to a person or entity, a person that directly or indirectly controls, or is controlled by, or is under common control with such person or entity.
b. “Board” means the Board of Trustees of the Company, as constituted from time to time.
c. “Cause” occurs when the Participant, as determined by the Board:
(i) has engaged in any type of disloyalty to the Company, including without limitation, fraud, embezzlement, theft, or dishonesty in the course of his employment or engagement, or has otherwise breached any fiduciary duty owed to the Company;
(ii) has been convicted of a felony;
(iii) has disclosed trade secrets or confidential information of the Company; or
(iv) has breached any agreement with or duty to the Company in respect of confidentiality, non-disclosure, non-competition or otherwise.
d. “Change of Control” means:
(i) the acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of “Beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided that for purposes of this clause (i) Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or
(ii) consummation of a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the company resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation; or
(iii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(iv) approval by the shareholders of the Company of an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or
(v) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange; or
(vi) a change in the composition of the Board over a period of twenty four (24) months or less such that a majority of the Board members ceases to be comprised of individuals who either: (i) have been board members continuously since the beginning of such period; or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.
e. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
f. “Committee” means the Committee appointed by the Board in accordance with Section 2 of the Plan, if one is appointed, in which event in connection with this Plan, the Committee shall possess all of the power and authority of, and shall be authorized to take any and all actions required to be taken hereunder by, and make any and all determinations required to be taken hereunder by, the Board.
g. “Disability” means a disability of an employee or a trustee which renders such employee or trustee unable to perform the full extent of his duties and responsibilities by reason of his illness or incapacity which would entitle that employee or trustee to receive Social Security Disability Income under the Social Security Act, as amended, and the regulations promulgated thereunder. “Disabled” shall mean having a Disability. The determination of whether a Participant is Disabled shall be made by the Board, whose determination shall be conclusive; provided that,
(i) if a Participant is bound by the terms of an employment agreement between the Participant and the Company, whether the Participant is “Disabled” for purposes of the Plan shall be determined in accordance with the procedures set forth in said employment agreement, if such procedures are therein provided; and
(ii) a Participant bound by such an employment agreement shall not be determined to be Disabled under the Plan any earlier than he would be determined to be disabled under his employment agreement.
h. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
i. “Fair Market Value” means, as of any date: (i) the closing price of the Shares as reported on the principal national securities exchange on which the Shares are traded on such date, or if no Share prices are reported on such date, the closing price of the Shares on the next preceding date on which there were reported Share prices; or (ii) if the Shares are not listed on a national securities exchange, then the Fair Market Value shall be determined by the Board acting in its discretion, which determination shall be conclusive.
j. “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

k. “Incentive Stock Option” means any Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.
l. “Long-Term Performance Award” or “Long-Term Award” means an award made pursuant to Section 8 hereof that is payable in cash and/or Shares (including Restricted Shares, Performance Shares and Performance Units) in accordance with the terms of the grant, based on Company, business unit and/or individual performance, in each case as determined by the Committee and as set forth in the grant letter.
m. “Non-Employee Trustee” shall have the meaning set forth in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission (substituting the word “trustee” for “director”); provided, however, that the Board or the Committee may, in its sole discretion, substitute the definition of “outside director” provided in the regulations under Section 162(m) of the Code in place of the definition of Non-Employee Director contained in the Exchange Act.
n. “Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.
o. “Participant” means an employee or trustee of the Company or a Subsidiary to whom an award is granted pursuant to the Plan or a corporation, limited liability company, limited partnership or other entity owned directly and indirectly by one or more employees or trustees of the Company or a Subsidiary to whom an award is granted pursuant to the Plan.
p. “Performance Share” means an award made pursuant to Section 9 hereof of the right to receive Shares at the end of a specified performance period.
q. “Performance Unit” means an award made pursuant to Section 10 hereof of the right to receive cash at the end of a specified performance period.
r. “Restatement Effective Date” means June 2, 2010.
s. “Restricted Shares” means an award of Shares that is subject to restrictions pursuant to Section 7 hereof.
t. “Retirement” means termination of the employment of a Participant with the Company, an Affiliate (including parent) or a Subsidiary other than (i) a termination effected at the direction of the Company or parent (whether or not the Company effects such termination for Cause), (ii) termination on account of Disability, or (iii) termination on account of death. With respect to a trustee who is not also an employee of the Company, Retirement shall occur at such time as the individual ceases to be a trustee.
u. “Rules” means Section 16 of the Exchange Act and the regulations promulgated thereunder.
v. “SAR” means a share appreciation right granted under the Plan and described in Section 6 hereof.
w. “Securities Broker” means a registered securities broker acceptable to the Company who agrees to effect the cashless exercise of an Option pursuant to Section 5(k) hereof.
x. “Share” means a common share of beneficial interest, $.01 par value per share, of the Company, subject to substitution or adjustment as provided in Section 3(c) hereof.
y. “Stock Option” or “Option” means any option to purchase Shares (including Restricted Shares, if the Committee so determines) granted pursuant to Section 5 hereof.

z. “Subsidiary” means, in respect of the Company or parent, a subsidiary company, whether now or hereafter existing, as defined in Sections 424(f) and (g) of the Code, and any other entity 50% or more of the economic interests in which are owned, directly or indirectly, by the Company.
aa. “Trustee” means a member of the Board.
SECTION 2. Administration. The Plan shall be administered by the Board. The Board may at any time by a unanimous vote, with each member voting, appoint a Committee consisting of not less than two Trustees to administer the Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe, provided that each Committee member shall be a Non-Employee Trustee. Members of the Committee shall serve for such period of time as the Board may determine. Members of the Board or the Committee who are eligible for awards or have been granted awards may vote on any matters affecting the administration of the Plan or any awards pursuant to the Plan.
If a Committee is appointed, all references to actions to be taken by the Board in the administration of the Plan shall be construed as references to the Committee.
From time to time the Board may increase the size of the Committee and appoint additional members thereto (provided such new members are Non-Employee Trustees), remove members (with or without Cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.
The Board shall have full authority to grant to eligible persons under Section 4: (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) Long-Term Performance Awards, (v) Performance Shares and/or (vi) Performance Units. In particular, the Board shall have the authority:
a. to select the persons to whom Options, SARs, Restricted Shares, Long-Term Performance Awards, Performance Shares and Performance Units may from time to time be granted hereunder;
b. to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, SARs, Restricted Shares, Long-Term Performance Awards, Performance Shares and Performance Units, or any combination thereof, are to be granted hereunder;
c. to determine the number of Shares, if any, to be covered by each such award granted hereunder;
d. subject to the provisions of Section 2(e), to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, including, but not limited to, the Share price and any restriction or limitation, any vesting provisions, or any vesting acceleration or forfeiture waiver regarding any Option or other award and/or the Shares relating thereto, or the length of the period following termination of employment of any Participant during which any Option or SAR may be exercised (which, in the case of an Incentive Stock Option, shall be no longer than one year in the case of the termination of employment of a Participant by reason of death or Disability, or three months in the case of the termination of employment of a Participant for any reason other than death or Disability), based on such factors as the Board shall determine, in its sole discretion;
e. Notwithstanding any other provision of the Plan, awards of Restricted Shares or Performance Shares shall vest (i.e., become nonforfeitable) over a minimum period of three years from the date of grant, except that if vesting in an award of Restricted Shares or Performance Shares is conditioned upon the achievement of one or more performance goals (other than the Participant’s continuation in service), then the award shall vest over a minimum period of one year from the date of grant (rather than over a minimum period of three years from the date of grant); provided that (i) no such minimum vesting period shall be required and any such minimum vesting period may be waived by the Committee in the event of a Change in Control or upon the death, Disability, or Retirement of the Participant who received the award and (ii) Restricted Shares or Performance Shares may be awarded without being subject to the minimum vesting requirements contained in this Section 2(e) if and to the extent that the aggregate number of Restricted Shares and Performance Shares awarded after the Restatement Effective Date does not exceed five percent (5%) of the aggregate number of Shares that may be issued or the subject of awards under the Plan after the Restatement Effective Date. For purposes of this Section 2(e), vesting over a three-year period or one-year period (as the case may be) shall include periodic vesting over such period if the rate of such vesting is proportional throughout such period.

f. to determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 5(k); and
g. to determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an award under the Plan may be deferred either automatically or at the election of the Participant; and
h. to make such arrangements with a Subsidiary for awards to be made to a Participant by such Subsidiary and for the transfer of Shares to such Subsidiary for the purpose of delivery to such Participant, as the Board may deem necessary or appropriate to further the purposes of the Plan.
The Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); to amend the terms of any agreement relating to any award issued under the Plan, provided that the Participant consents to such amendment; and to otherwise supervise the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any award granted in the manner and to the extent it shall deem necessary to carry out the intent of the Plan.
All decisions made by the Board pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. No member of the Board shall be liable for any good faith determination, act or failure to act in connection with the Plan or any award made under the Plan.
SECTION 3. Shares Subject to the Plan.
a. Shares Subject to the Plan. The Shares to be subject or related to awards under the Plan shall be authorized and unissued Shares of the Company or Shares previously issued and subsequently acquired by or on behalf of the Company. Subject to adjustments as provided in Section 3(c), the maximum number of Shares available for awards that are made under the Plan on or after the Restatement Effective Date shall equal the sum of (i) 6,000,000 Shares added to the Plan as of the Restatement Effective Date (of which, 3,600,000 Shares shall be available solely for awards of Non-Qualified Stock Options, Incentive Stock Options and SARs), plus (ii) any Shares remaining available for issuance under the Plan as of the Restatement Effective Date, plus (iii) any Shares subject to awards under the Plan as of the Restatement Effective Date that are later forfeited or for any other reason are not payable under the Plan. Except as otherwise provided above, all of such Shares shall be available for Non-Qualified Stock Options, Incentive Stock Options, Restricted Shares, SARS, Long-Term Performance Awards and/or Performance Shares. The Company may reserve for the purposes of the Plan the maximum number of Shares available for award under the Plan. If and to the extent that an SAR, Long-Term Performance Award or Performance Unit is settled in cash or payable solely in cash, such award shall not reduce the number of Shares subject to the Plan. Notwithstanding the foregoing and subject to adjustment as provided in Section 3(c), no Participant may receive (i) awards of Options and SARs under the Plan in any calendar year that, taken together, relate to more than 750,000 Shares; and (ii) other awards under the Plan in any calendar year that, taken together, relate to more than 1,000,000 Shares.

b. Effect of the Expiration or Termination of Awards; Other Adjustments to Share Limit.
(i) Shares that have been granted under the Plan or that have been reserved for distribution in payment for Options, SARs or other awards but are later forfeited or for any other reason are not payable under the Plan may again be made the subject of awards under the Plan.
(ii) If the Company withholds Shares to satisfy tax withholding requirements in connection with the exercise, vesting or payment of an award, other awards may not be granted covering the Shares so withheld to satisfy the tax withholding requirement. If a Participant exercises an Option covering Shares via the delivery of Shares to pay the option exercise price or a Participant exercises an SAR that is settled in Shares, other awards may not be granted with respect to the total number of Shares with respect to which such exercise applies, including those not delivered because of the net share settlement of the award. Thus, for these purposes, the number of Shares taken into account with respect to an SAR or an Option shall be the number of Shares underlying the SAR or Option at grant (i.e., not the final number of Shares delivered upon exercise of the SAR or Option).
c. Other Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, Share distribution or dividend, Share split or combination, or other change in entity structure affecting the Shares, such substitution or adjustment shall be made in the aggregate number, type and issuer of the securities reserved for issuance under the Plan, in the number and Option price of securities subject to outstanding Options granted under the Plan and in the number and price of securities subject to other awards made under the Plan, as may be determined to be appropriate by the Board in its sole discretion, provided that the number of securities subject to any award shall always be a whole number. The Board, in its sole discretion, shall make appropriate equitable anti-dilution adjustments to the number of then-outstanding SARs, and to the Fair Market Value upon which the value of such SARs is based.
SECTION 4. Eligibility. Trustees and other employees of the Company or its Subsidiaries, and a corporation, limited liability company, limited partnership or other entity owned directly and indirectly by one or more employees or trustees of the Company or a Subsidiary, are eligible to be granted awards under the Plan. Trustees and other employees who are not employees of the Company or of a Subsidiary that is a subsidiary as defined in Section 424(f) and (g) of the Code, are eligible to be granted awards under the Plan, but are not eligible to be granted Incentive Stock Options.
SECTION 5. Options. Options granted under the Plan may be of two types: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. Options may be granted alone, in addition to or in tandem with other awards granted under the Plan. Any Option granted under the Plan shall be in such form as the Board may from time to time approve.
The Board shall have the authority to grant any Participant eligible under Section 4 Incentive Stock Options, Non-Qualified Stock Options, or both types of Options (in each case with or without SARs). To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.
Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board shall deem appropriate; provided, however, that the provisions of Option awards need not be the same with respect to each Participant:
a. Option Price. The exercise price per Share purchasable under a Non-Qualified Stock Option shall be determined by the Board; provided that the exercise price per Share of a Non-Qualified Stock Option shall not be less than 100% of the Fair Market Value of the Share on the date of the grant. The exercise price per Share purchasable under an Incentive Stock Option shall be 100% of the Fair Market Value of the Share on the date of the grant, provided, however, that any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a Subsidiary that is a subsidiary company as defined in Section 424(f) and (g) of the Code, shall have an exercise price per Share of not less than 110% of Fair Market Value per Share on the date of the grant.

b. Option Term. The term of each Option shall be fixed by the Board, but no Option shall be exercisable more than ten years after the date the Option is granted. However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a Subsidiary that is a subsidiary company as defined in Section 424(f) and (g) of the Code, may not have a term of more than five years. No Option may be exercised by any person after expiration of the term of the Option.
c. Exercisability. Options shall vest and be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board at the time of grant. If the Board provides, in its discretion, that any Option is exercisable only in installments, the Board may waive such installment exercise provisions at any time at or after grant, in whole or in part, based on such factors as the Board shall determine, in its sole discretion.
d. Method of Exercise. Subject to the exercise provisions under Section 5(c) and the termination provisions set forth in Sections 5(f) through (i), Options may be exercised in whole or in part at any time and from time to time during the term of the Option, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check, or such other instrument as the Board may accept. As determined by the Board, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made in the form of Shares that are not unvested Restricted Shares based on the Fair Market Value of the Shares on the date the Option is exercised; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares may be authorized only at the time the Option is granted.
No Shares shall be issued upon exercise of an Option until full payment therefor has been made. A Participant shall not have the right to distributions or dividends or any other rights of a shareholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, and, if requested, has given the representation described in Section 13(a) hereof.
e. Non-transferability of Options. An Incentive Stock Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and all Incentive Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of his Disability, by his personal representative. A Non-Qualified Stock Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and all Non-Qualified Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of his Disability, by his personal representative; provided that pursuant to a procedure established by the Committee, a Participant may transfer a Non-Qualified Stock Option in whole or in part, to one or more transferees and such transferees may exercise such Non-Qualified Stock Options; provided further that (i) any such transfer is without consideration and (ii) each transferee is a Family Member with respect to the Participant. Any person to whom a Non-Qualified Stock Option has been transferred may exercise any Options only in accordance with the rules of the Plan and the Option award. For the avoidance of doubt, no Options shall be transferable except as provided in this Section 5(e).
f. Termination by Reason of Death. Subject to Section 5(i), if a Participant’s service with the Company or any Subsidiary terminates by reason of death, any Option held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then one year from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option.

g. Termination by Reason of Disability. Subject to Section 5(i), if a Participant’s service with the Company or any Subsidiary terminates by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant or his personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then six months from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option; provided, however, that if the Participant dies within such period, any unexercised Option held by such Participant shall, at the sole discretion of the Board, thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year from the date of such death (or such other period as may be specified by the Board) or until the expiration of the stated term of such Option, whichever period is shorter.
h. Other Termination. Subject to Section 5(i), if a Participant’s service with the Company or any Subsidiary terminates for any reason other than death or Disability, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination or on such accelerated basis as the Board may determine at or after the time of grant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then thirty (30) days from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option.
i. Change of Control. In the event of a Change of Control, the Board may, in its sole discretion, cause all outstanding Options to immediately become fully exercisable.
j. Incentive Stock Option Limitations. To the extent required for “incentive stock option” status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company or any Subsidiary shall not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options shall be taken into account in the order granted.
k. Cashless Exercise. The Company may, in the sole discretion of the Board, cooperate in a “cashless exercise” of an Option. The cashless exercise shall be effected by the Participant delivering to the Securities Broker instructions to sell a sufficient number of Shares to cover the costs and expenses associated therewith.
SECTION 6. Share Appreciation Rights.
a. Grant. SARs may be granted alone (“Stand-Alone SARs”) or in conjunction with all or part of any Option granted under the Plan (“Tandem SARs”). In the case of a Non-Qualified Stock Option, a Tandem SAR may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, a Tandem SAR may be granted only at the time of the grant of such Option.

b. Exercise.
(i) Tandem SARs. A Tandem SAR or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option or portion thereof, except that, unless otherwise determined by the Board, in its sole discretion at the time of grant, a Tandem SAR granted with respect to less than the full number of Shares covered by a related Option shall be reduced only after such related Option is exercised or otherwise terminated with respect to the number of Shares not covered by the Tandem SAR.
A Tandem SAR may be exercised by a Participant by surrendering the applicable portion of the related Option, only at such time or times and to the extent that the Option to which such Tandem SAR relates shall be exercisable in accordance with the provisions of Section 5 and this Section 6. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem SARs have been exercised.
Upon the exercise of a Tandem SAR, a Participant shall be entitled to receive, upon surrender to the Company of all (or a portion) of an Option in exchange for cash and/or Shares, an amount equal to the excess of (A) the Fair Market Value, as of the date such Option (or such portion thereof) is surrendered, of the Shares covered by such Option (or such portion thereof) over (B) the aggregate exercise price of such Option (or such portion thereof).
Upon the exercise of a Tandem SAR, the Option or part thereof to which such Tandem SAR is related shall be deemed to have been exercised. A Tandem SAR may be exercised only if and when the Fair Market Value of the Shares subject to the Option exceeds the exercise price of such Option.
(ii) Stand-Alone SARs. A Stand-Alone SAR may be exercised by a Participant giving notice of intent to exercise to the Company, provided that all or a portion of such Stand-Alone SAR shall have become vested and exercisable as of the date of exercise.
Upon the exercise of a Stand-Alone SAR, a Participant shall be entitled to receive, in either cash and/or Shares, as determined by the Board, an amount equal to the excess, if any, of (A) the Fair Market Value, as of the date such SAR (or portion of such SAR) is exercised, of the Shares covered by such SAR (or portion of such SAR) over (B) the exercise price of such SAR (or a portion of such SAR) as of the date such SAR (or a portion of such SAR) was granted.
c. Terms and Conditions. SARs shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Board, in its sole discretion; provided, however, that the provisions of SAR awards need not be the same with respect to each Participant. Such terms and conditions include the following:
(i) Non-Transferability. An SAR shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and all SARs shall be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of his Disability, by his personal representative; provided that pursuant to a procedure established by the Committee, a Participant may transfer a Stand-Alone SAR in whole or in part, to one or more transferees and such transferees may exercise such Stand-Alone SARs; provided further that (i) any such transfer is without consideration and (ii) each transferee is a Family Member with respect to the Participant. Any person to whom Stand-Alone SAR has been transferred may exercise any Stand-Alone SARs only in accordance with the rules of the Plan and the SAR award. For the avoidance of doubt, no SARs shall be transferable except as provided in this Section 6(c)(i), provided that the transferability of a Tandem SAR shall be determined by the terms of the applicable Option.
(ii) Term of SAR. The term of each SAR shall be fixed by the Board, provided that the term of a Tandem SAR shall be determined by the terms of the applicable Option, and provided further that the term of a Stand-Alone SAR shall not exceed ten (10) years.
(iii) Exercise Price. The exercise price per Tandem SAR shall be the same as for the related Option. The exercise price per Stand-Alone SAR shall be determined by the Board, provided that the exercise price per SAR shall not be less than 100% of the Fair Market Value of the Shares on the date of the grant.

(iv) Exercisability. SARs shall vest and be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board at the time of grant, provided that the term of a Tandem SAR shall be determined by the terms of the applicable Option. A Participant shall not have any rights as a shareholder with respect to any SAR.
(v) Termination of Employment. Unless otherwise specified in the terms of an award, SARs shall be subject to the terms of Sections 5(f)-(h) with respect to exercise upon termination of employment.
(vi) Change of Control. In the event of a Change of Control, the Board may, in its sole discretion, cause all outstanding SARs to immediately become fully exercisable.
SECTION 7. Restricted Shares.
a. Administration. Restricted Shares may be issued either alone or in addition to other awards granted under the Plan. The Board shall determine the persons to whom, and the time or times at which, grants of Restricted Shares will be made, the number of Shares to be awarded, the price (if any) to be paid by the recipient of Restricted Shares, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards.
The Board may condition the vesting of Restricted Shares upon the attainment of specified performance goals or such other factors as the Board may determine, in its sole discretion, at the time of the award. The Board may award Restricted Shares that vest without regard to the attainment of specified performance goals.
The provisions of Restricted Share awards need not be the same with respect to each Participant.
b. Awards and Certificates. The prospective recipient of a Restricted Share award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award. The purchase price for Restricted Shares may be zero.
Each Participant receiving a Restricted Share award shall be issued a share certificate in respect of such Restricted Shares. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:
“The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan, as amended, and an Agreement entered into between the registered owner and Brandywine Realty Trust. Copies of such Plan and Agreement are on file in the principal offices of Brandywine Realty Trust and will be made available to any Shareholder without charge upon request to the Secretary of the Company.”
The Board may require that the share certificates evidencing Restricted Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Share award, the Participant shall have delivered to the Company a share power, endorsed in blank, relating to the Shares covered by such award.

c. Restrictions and Conditions. The Restricted Shares awarded pursuant to this Section 7 shall be subject to the following restrictions and conditions:
(i) During a period set by the Board commencing with the date of such award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Shares awarded under the Plan. The Board, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Board may determine, in its sole discretion. The Board may, in its sole discretion, issue Restricted Shares under the Plan for which all restrictions are waived, including, but not limited to, Restricted Shares issued to Trustees as part or all of their Trustees’ fees for any period.
(ii) Except as provided in this paragraph (ii) and Section 7(c)(i), once the Participant has been issued a certificate or certificates for Restricted Shares, the Participant shall have, with respect to the Restricted Shares, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any cash distributions or dividends. The Board, in its sole discretion, as determined at the time of award, may permit or require the payment of cash distributions or dividends to be deferred and, if the Board so determines, reinvested in additional Restricted Shares to the extent Shares are available under Section 3 of the Plan.
(iii) Subject to the applicable provisions of the award agreement and this Section 7, upon termination of a Participant’s service with the Company for reasons other than death or Disability during the Restriction Period, all Restricted Shares still subject to restriction shall be forfeited by the Participant. Subject to the provisions of the Plan, the Board, in its sole discretion, may provide for the lapse of such restrictions in installments and may waive such restrictions, in whole or in part, at any time, based on such factors as the Board shall deem appropriate in its sole discretion. Unless otherwise provided in an award agreement, upon the death or Disability of a Participant during the Restriction Period, restrictions will lapse with respect to a percentage of the Restricted Shares award granted to the Participant that is equal to the percentage of the Restriction Period that has elapsed as of the date of death or the date on which such Disability commenced (as determined by the Board in its sole discretion), and a share certificate or share certificates representing such Shares, without bearing the restrictive legend described in Section 7(b), shall be delivered by the Company to the Participant or the Participant’s estate, as the case may be, in exchange for the share certificate or share certificates that contain such restrictive legend.
(iv) In the event of hardship or other special circumstances of a Participant whose service with the Company is involuntarily terminated (other than for Cause), the Board may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Shares, based on such factors as the Board may deem appropriate.
(v) If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares subject to such Restriction Period, the certificates for such Shares, without bearing the restrictive legend described in Section 7(b), shall be promptly delivered by the Company to the Participant, in exchange for the share certificate or share certificates that contain such restrictive legend.
(vi) In the event of a Change of Control, the Board, in its sole discretion, may cause all Restricted Shares remaining subject to forfeiture to immediately cease to be subject to forfeiture and a share certificate or shares certificates representing such Shares, without bearing the restrictive legend described in Section 7(b), shall be issued by the Company and delivered to the Participant, in exchange for the share certificate or share certificates that contain such restrictive legend.

SECTION 8. Long-Term Performance Awards.
a. Awards and Administration. Long-Term Performance Awards may be awarded either alone or in addition to other awards granted under the Plan. Prior to award of a Long-Term Performance Award, the Board shall determine the nature, length and starting date of the performance period (the “performance period”) for each Long-Term Performance Award. Performance periods may overlap and Participants may participate simultaneously with respect to Long-Term Performance Awards that are subject to different performance periods and/or different performance factors and criteria. Prior to award of a Long-Term Performance Award, the Board shall determine the performance objectives to be used in awarding Long-Term Performance Awards and determine the extent to which such Long-Term Performance Awards have been earned. Performance objectives may vary from Participant to Participant and between groups of Participants and shall be based upon such Company, business unit and/or individual performance factors and criteria as the Board may deem appropriate, including, but not limited to, earnings per Share or return on equity.
At the beginning of each performance period, the Board shall determine for each Long-Term Performance Award subject to such performance period the range of dollar values and/or number of Shares to be awarded to the Participant at the end of the performance period if and to the extent that the relevant measure(s) of performance for such Long-Term Performance Award is (are) met. Such dollar values or number of Shares may be fixed or may vary in accordance with such performance and/or other criteria as may be specified by the Board, in its sole discretion.
b. Adjustment of Awards. In the event of special or unusual events or circumstances affecting the application of one or more performance objectives to a Long-Term Performance Award, the Board may revise the performance objectives and/or underlying factors and criteria applicable to the Long-Term Performance Awards affected, to the extent deemed appropriate by the Board, in its sole discretion, to avoid unintended windfalls or hardship.
c. Termination of Service. Unless otherwise provided in the applicable award agreements, if a Participant terminates service with the Company during a performance period because of death, Disability or Retirement, such Participant (or his estate) shall be entitled to a payment with respect to each outstanding Long-Term Performance Award at the end of the applicable performance period:
(i) based, to the extent relevant under the terms of the award, upon the Participant’s performance for the portion of such performance period ending on the date of termination and the performance of the applicable business unit(s) for the entire performance period, and
(ii) pro-rated, where deemed appropriate by the Board, for the portion of the performance period during which the Participant was employed by or served on the Board of the Company, all as determined by the Board, in its sole discretion.
However, the Board may provide for an earlier payment in settlement of such award in such amount and under such terms and conditions as the Board deems appropriate, in its sole discretion.
Except as otherwise determined by the Board, if a Participant terminates service with the Company during a performance period for any other reason, then such Participant shall not be entitled to any payment with respect to the Long-Term Performance Awards subject to such performance period, unless the Board shall otherwise determine, in its sole discretion.
In the event of a Change of Control, the Board may, in its sole discretion, cause all conditions applicable to a Long-Term Performance Award to immediately terminate and a share certificate or share certificates representing Shares subject to such award, or cash, as the case may be, to be issued and/or delivered to the Participant.

d. Form of Payment. The earned portion of a Long-Term Performance Award may be paid currently or on a deferred basis, together with such interest or earnings equivalent as may be determined by the Board, in its sole discretion. Payment shall be made in the form of cash or whole Shares, including Restricted Shares, either in a lump sum payment or in annual installments commencing as soon as practicable after the end of the relevant performance period, all as the Board shall determine at or after grant. A Participant whose Long-Term Performance Award is payable in Shares or Restricted Shares shall not have any rights as a shareholder until such share certificate or share certificates have been issued to such Participant, and, if requested, the Participant has given the representation described in Section 13(a) hereof.
SECTION 9. Performance Shares.
a. Awards and Administration. The Board shall determine the persons to whom and the time or times at which Performance Shares shall be awarded, the number of Performance Shares to be awarded to any such person, the duration of the period (the “performance period”) during which, and the conditions under which, receipt of the Shares will be deferred, and the other terms and conditions of the award in addition to those set forth below.
The Board may condition the receipt of Shares pursuant to a Performance Share award upon the attainment of specified performance goals or such other factors or criteria as the Board shall determine, in its sole discretion.
The provisions of Performance Share awards need not be the same with respect to each Participant, and such awards to individual Participants need not be the same in subsequent years.
b. Terms and Conditions. Performance Shares awarded pursuant to this Section 9 shall be subject to the following terms and conditions and such other terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:
(i) Conditions. The Board, in its sole discretion, shall specify the performance period during which, and the conditions under which, the receipt of Shares covered by the Performance Share award will be deferred.
(ii) Share Certificate. At the expiration of the performance period, if the Board, in its sole discretion, determines that the conditions specified in the Performance Share agreement have been satisfied, a share certificate or share certificates evidencing the number of Shares covered by the Performance Share award shall be issued and delivered to the Participant. A Participant shall not be deemed to be the holder of Shares, or to have the rights of a holder of Shares, with respect to the Performance Shares unless and until a share certificate or share certificates evidencing such Shares are issued to such Participant. If, with respect to an award of Performance Shares, the Board determines after the expiration of the performance period that a Participant is not entitled to the entire number of Performance Shares represented by the award, then the Shares representing the portion of the award that is not paid to the Participant shall again become available for award under the Plan, subject to Section 3(b).
(iii) Death, Disability or Retirement. Subject to the provisions of the Plan, and unless otherwise provided in the Performance Share Agreement, if a Participant terminates service with the Company during a performance period because of death, Disability or Retirement, such Participant (or his estate) shall be entitled to receive, at the expiration of the performance period, a percentage of Performance Shares that is equal to the percentage of the performance period that had elapsed as of the date of termination, provided that the Board, in its sole discretion, determines that the conditions specified in the Performance Share agreement have been satisfied. In such event, a share certificate or share certificates evidencing such Shares shall be issued and delivered to the Participant or the Participant’s estate, as the case may be.
(iv) Termination of Service. Unless otherwise determined by the Board at the time of grant, the Performance Shares will be forfeited upon a termination of service during the performance period for any reason other than death, Disability or Retirement.
(v) Change of Control. In the event of a Change of Control, the Board may, in its sole discretion, cause all conditions applicable to the Performance Shares to immediately terminate and a share certificate or share certificates evidencing Shares subject to the Share award to be issued and delivered to the Participant.

SECTION 10. Performance Units.
a. Awards and Administration. The Board shall determine the persons to whom and the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any such person, the duration of the period (the “performance period”) during which, and the conditions under which, a Participant’s right to Performance Units will be vested, the ability of Participants to defer the receipt of payment of such Performance Units, and the other terms and conditions of the award in addition to those set forth below.
A Performance Unit shall have a fixed dollar value.
The Board may condition the vesting of Performance Units upon the attainment of specified performance goals or such other factors or criteria as the Board shall determine, in its sole discretion.
The provisions of Performance Unit awards need not be the same with respect to each Participant, and such awards to individual Participants need not be the same in subsequent years.
b. Terms and Conditions. Performance Units awarded pursuant to this Section 10 shall be subject to the following terms and conditions and such other terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:
(i) Conditions. The Board, in its sole discretion, shall specify the performance period during which, and the conditions under which, the Participant’s right to Performance Units will be vested.
(ii) Vesting. At the expiration of the performance period, the Board, in its sole discretion, shall determine the extent to which the performance goals have been achieved, and the percentage of the Performance Units of each Participant that have vested.
(iii) Death, Disability or Retirement. Subject to the provisions of this Plan, and unless otherwise provided in the award agreement, if a Participant terminates service with the Company during a performance period because of death, Disability or Retirement, such Participant (or the Participant’s estate) shall be entitled to receive, at the expiration of the performance period, a percentage of Performance Units that is equal to the percentage of the performance period that had elapsed as of the date of termination, provided that the Board, in its sole discretion, determines that the conditions specified in the Performance Unit agreement have been satisfied, and payment thereof shall be made to the Participant or the Participant’s estate, as the case may be.
(iv) Termination of Service. Unless otherwise determined by the Board at the time of grant, the Performance Units will be forfeited upon a termination of service during the performance period for any reason other than death, Disability or Retirement.
(v) Change of Control. In the event of a Change of Control, the Board may, in its sole discretion, cause all conditions applicable to Performance Units to immediately terminate and cash representing the full amount of such award to be paid to the Participant.

SECTION 11. Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant with respect to an Option, SAR, Restricted Share, Long-Term Performance Award, Performance Share or Performance Unit which has been granted under the Plan, without the Participant’s consent, or which, without the approval of such amendment within one year (365 days) of its adoption by the Board, by a majority of the votes cast at a duly held shareholder meeting at which a quorum representing a majority of the Company’s outstanding voting shares is present (either in person or by proxy) (“Shareholder Approval”), would:
a. except as expressly provided in the Plan, increase the total number of Shares reserved for the purposes of the Plan;
b. change the persons or class of persons eligible to participate in the Plan; or
c. extend the maximum Option or SAR term under Section 5(b) or Section 6(c) of the Plan.
Repricing of Options or SARs shall not be permitted without Shareholder Approval. For this purpose, a “repricing” means: (A) except as permitted by Section 3(c), changing the terms of an outstanding Option or SAR to lower its exercise price; and (B) repurchasing for cash or canceling an Option or SAR on a date when its exercise price is greater than the Fair Market Value of the underlying shares in exchange for another award, unless the cancellation and exchange occurs in connection with an event described in Section 3(c). Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable tax laws and accounting rules, as well as other developments.
SECTION 12. Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to awards hereunder.
SECTION 13. General Provisions.
a. The Board may require each person acquiring Shares or a Share-based award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares or Share-based award for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate to ensure compliance with applicable Federal and state securities laws. The certificate evidencing such award and any securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with securities laws.
All certificates for Shares or other securities delivered under the Plan shall be subject to such share transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other applicable Federal or state securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
b. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required by law or any stock exchange upon which the Shares are then listed; and such arrangements may be either generally applicable or applicable only in specific cases.
c. The adoption of the Plan shall not confer upon any employee of the Company or a Subsidiary any right to continued employment with the Company or such Subsidiary, nor shall it interfere in any way with the right of the Company or such Subsidiary to terminate the employment of any of its employees at any time.

d. No later than the date as of which an amount first becomes includable in the gross income of the Participant for Federal income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Board regarding the payment, of any Federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
e. At the time of grant of an award under the Plan, the Board may provide that the Shares received as a result of such grant shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any Shares that the Participant wishes to sell, with the price being the then Fair Market Value of the Shares, subject to such other terms and conditions as the Board may specify at the time of grant.
f. The Board shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.
g. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Maryland.
SECTION 14. Effective Date of Plan. This Plan shall become effective on the date that it is adopted by the Board; provided, however, that it shall not be an Incentive Stock Option Plan if it is not approved, within one year (365 days) of its adoption by the Board, by a majority of the votes cast at a duly held shareholder meeting at which a quorum representing a majority of Company’s outstanding voting shares is present, either in person or by proxy. The Board may make awards hereunder prior to approval of the Plan; provided, however, that any and all Incentive Stock Options so awarded automatically shall be converted into Non-Qualified Stock Options if the Plan is not approved by shareholders within 365 days of its adoption.
SECTION 15. Term of Plan. No Option, SAR, Restricted Share, Long-Term Performance Award, Performance Share or Performance Unit shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the latest date of shareholder approval of either the Plan or an amendment to the Plan, but awards granted prior to such tenth (10th) anniversary may extend beyond that date.